Exhibit 4.19

(English Translation)

Power of Attorney

I, WANG Tao, citizen of the People’s Republic of China (hereinafter “PRC”), PRC ID card number [110108196212263793] (hereinafter “Authorizer”) has signed this Power of Attorney on January 27, 2014.

Whereas:

(1)                         The Authorizer owns 50% equity interest in Beijing Run An Information Consultancy Co., Ltd. (hereinafter “Company”);

(2)                         The Authorizer, Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd. (hereinafter “WFOE”) and the Company have entered into a series of contractual arrangements, including the Exclusive Purchase Option Agreement, Equity Pledge Agreement and Technical and Consulting Service Agreement;

(3)                         In order to ensure normal and continuous business operation of the Company as well as the performance of the obligations under these contractual arrangements, WFOE has requested the shareholders of the Company to appoint WFOE as its Attorney-in-Fact, with full power of representation to exercise any and all of the rights in respect of the shareholder’s equity interests in the Company, and the Authorizer has agreed to make such appointment.

NOW, THEREFORE, the Authorizer hereby irrevocably nominates, appoints and constitutes that WFOE or a person designated by WFOE as its Attorney-in-Fact (hereafter collectively, “Attorney-in-Fact”, including legal and natural persons) to exercise on the Authorizer’s behalf any and all rights that such Authorizer has in respect of the Authorizer’s equity interests in the Company conferred by relevant laws and regulations and the articles of association of the Company, including without limitation, the following rights (collectively, “Shareholder Rights”):

(a)                  to call, convene and attend shareholders’ meeting of the Company;

(b)                  to receive any notices about the shareholders’ meeting and relevant proceedings;

(c)                   to execute and deliver any and all written resolutions in the name and on behalf of the Authorizer;

(d)                  to vote by itself or by proxy on any matters discussed at shareholders’ meetings, including without limitation, the sale, transfer, mortgage, pledge or disposal of any or all of the assets of the Company;

(e)                   to sell, transfer, pledge or dispose of any or all of the equity interests owned by the Authorizer in the Company;

(f)                    to nominate, vote, appoint or remove the directors, General Manager, Chief Financial Officer, and other senior management members;

(g)                   to oversee the economic performance of the Company, to approve annual budgets or declare dividends, and to access the financial information of the Company at any time;

(h)                  to cause the shareholders to file any shareholder lawsuits or take other legal actions against the Company’s directors or senior management members when such directors or members are acting to the detriment of the interest of the Company or its shareholder(s); and

(i)                      any other rights conferred by the articles of association of the Company and/or the relevant laws and regulations on the shareholders.

The Authorizer further agrees and covenants:

(a)                  The Authorizer hereby authorizes the Attorney-in-Fact to exercise the Shareholder Rights according to his own judgment without any oral or written instruction from the Authorizer. Without WFOE’s prior written consent, the Authorizer shall not exercise any of the Shareholder Rights;

(b)                  WFOE has the right to appoint, at its sole discretion, a substitute or substitutes to perform any or all of its rights as the Attorney-in-Fact under this Power of Attorney, and to revoke the appointment of such substitute or substitutes;

(c)                   If the Authorizer increases his equity interest in the Company, whether by equity transfer, subscribed increase of registered capital or otherwise, any such additional equity interests acquired by the Authorizer shall be automatically subject to this Power of Attorney, and the Attorney-in-Fact shall have the right to exercise the Shareholder Rights with respect to such additional equity interests on behalf of the Authorizer; if the Authorizer’s equity interest in the Company is transferred to any other party, whether by voluntary transfer, judicial sale, foreclosure sale, or otherwise, any such equity interest in the Company so transferred remains subject to this Power of Attorney and the Attorney-in-Fact shall continue to have the right to exercise the Shareholder Rights with respect to such equity interest in the Company so transferred;

(d)                  For the avoidance of any doubt, if any equity interest transfer occurs under the Exclusive Purchase Option Agreement and Equity Pledge Agreement (including any amendments and supplements thereafter) entered into between WFOE and the Authorizer, the Attorney-in-Fact shall, on behalf of the Authorizer, have the right to sign the equity interest transfer agreement and other relevant agreements and to perform the obligations under the Exclusive Purchase Option Agreement and Equity Pledge Agreement. If requested by WFOE, the Authorizer shall sign any documents and fix the chops and/or seals thereon and the Authorizer shall take any other actions as necessary for purposes of consummation of the aforesaid equity interest transfer. The Authorizer shall ensure that such equity interest transfer be consummated and any transferee shall sign a power of attorney in a form substantially the same as this Power of Attorney for the same purposes hereof; and

(e)                   WFOE has the right at its discretion to require the Authorizer at any time by written notice to sign a new power of attorney, with substantially the same content as this Power of Attorney, to authorize a person designated by WFOE to exercise all rights conferred by the articles of association of the Company and/or the relevant laws and regulations on the shareholders.

This Power of Attorney shall become effective as of the date hereof when it is duly executed by the Authorizer and shall remain effective as long as the Company exists. The Authorizer has no rights to terminate this Power of Attorney or revoke the appointment of the Attorney-in-Fact without the prior written consent of WFOE. This Power of Attorney shall be legally binding upon the Parties and their successors and assignees.

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Authorizer

Signature:	/s/ WANG Tao
Name: WANG Tao